Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Taminco Corporation whose signature appears below constitutes and appoints Laurent Lenoir, Kurt Decat and Edward Yocum and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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Name	Title	Date

/s/ Laurent Lenoir Laurent Lenoir	Chief Executive Officer and Director (Principal Executive Officer)	November 25, 2013

/s/ Kurt Decat Kurt Decat	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 25, 2013

/s/ Kenny Cordell Kenny Cordell	Director	November 25, 2013

/s/ Samuel Feinstein Samuel Feinstein	Director	November 25, 2013

/s/ Scott Kleinman Scott Kleinman	Director	November 25, 2013

/s/ Marvin Schlanger Marvin Schlanger	Director	November 25, 2013

/s/ Charlie Shaver Charlie Shaver	Director	November 25, 2013

/s/ Justin Stevens Justin Stevens	Director	November 25, 2013

/s/ Pol Vanderhaeghen Pol Vanderhaeghen	Director	November 25, 2013

/s/ James Voss James Voss	Director	November 25, 2013